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                                   EXHIBIT 21

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SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of First Clover Leaf Financial Corp. following the conversion:


         Name                                   State of Incorporation

First Federal Savings and Loan
Association of Edwardsville                            Federal